Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 30, 2017, which appear in the Annual Report on Form 10-K of IRIDEX Corporation for the year ended December 30, 2017.

/s/ BPM LLP

San Jose, California

July 26, 2018